PROSPECTUS and	PRICING SUPPLEMENT NO. 18
PROSPECTUS SUPPLEMENT, each	Dated April 16, 2024
Dated May 22, 2023	Registration Statement No. 333-272130
Filed Pursuant to Rule 424(b)(2)

U.S. $20,850,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES I

Due 9 Months or More from Date of Issue

$325,000,000 Floating Rate Senior Notes Due April 19, 2027

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EXQ7 / US24422EXQ78

Date of Issue:	April 19, 2024

Maturity Date:	April 19, 2027

Principal Amount:	$325,000,000

Interest Rate Basis:	Compounded SOFR

Index Maturity:	Daily

Spread:	+60 basis points

Initial Interest Rate:	Compounded SOFR determined on July 12, 2024 plus the Spread, accruing from and including April 19, 2024 to but excluding the first Interest Payment Date, calculated as described herein

Day Count:	Actual/360, Adjusted

Interest Reset Dates:	Each Interest Payment Date

Interest Determination Dates:	Quarterly, five U.S. Government Securities Business Days preceding each Interest Reset Date

Interest Payment Dates:	Quarterly on the 19th of January, April, July and October, commencing on July 19, 2024 and ending on the Maturity Date

Interest Period:	Each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period, the Date of Issue) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date).

Observation Period:	The period from and including five U.S. Government Securities Business Days preceding an Interest Payment Date to but excluding five U.S. Government Securities Business Days preceding the next Interest Payment Date, provided that the first Observation Period shall be from and including five U.S. Government Securities Business Days preceding the Date of Issue to but excluding five U.S. Government Securities Business Days preceding the first Interest Payment Date.

Minimum Interest Rate:	0.000%

Price to Public:	100.000% plus accrued interest, if any, from April 19, 2024

Business Day:	New York and U.S. Government Securities Business Day

Business Day Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
	BofA Securities, Inc.	$162,500,000
	Deutsche Bank Securities Inc.	$162,500,000
	Total	$325,000,000
	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.875% plus accrued interest, if any, from April 19, 2024.